CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Exhibit 10.3

Execution Version

GUARANTY

This GUARANTY, dated as of April 21, 2021 (this “Guaranty”), is made by KBR, INC., a Delaware corporation (“Guarantor”), for the benefit of VENTURE GLOBAL PLAQUEMINES LNG, LLC, a Delaware limited liability company (the “Beneficiary”). The Guarantor and Beneficiary are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the execution and delivery of this Guaranty is required pursuant to section 9.3 of that certain Amended and Restated Engineering, Procurement and Construction Agreement (as may be amended, modified or supplemented from time to time, the “Agreement”), dated as of the date hereof, by and between KZJV LLC, a Texas limited liability company (“Obligor”) and Beneficiary;

WHEREAS, this Guaranty is entered into by the Guarantor as an inducement for Beneficiary to enter into and consummate the transactions contemplated by the Agreement; and

WHEREAS, Guarantor will derive substantial benefit from the consummation of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Beneficiary agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. All capitalized terms used but not defined herein shall have the meanings set forth for such terms in the Agreement.

ARTICLE 2

GUARANTY

2.1 Guaranty. Guarantor hereby irrevocably, absolutely, fully and unconditionally guarantees to Beneficiary and its successors and assigns the timely and complete payment and performance when and as due (whether at the stated due date, by acceleration or otherwise) of all obligations of Obligor arising under the Agreement (the “Guaranteed Obligations”), subject to the limitations and rights of Obligor set forth in the Agreement.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

2.2 No Release or Discharge. This Guaranty is a direct and primary obligation of Guarantor and shall be an irrevocable, unconditional, absolute and continuing guaranty, irrespective of the following potential defenses:

2.2.1 any invalidity, voidability or unenforceability of, or defect or deficiency applicable to Obligor in respect of, the Agreement or any other documents executed in connection with the Agreement based on Obligor’s lack of corporate power and authority to enter into the Agreement or such other documents or the failure of the Agreement or such other documents to be duly authorized and executed by Obligor and its signatories;

2.2.2 any postponement or extension of the date on which any payment must be made pursuant to the Agreement or postponement or extension of the date on which any act must be performed by Obligor thereunder, provided that any such postponement or extension shall be deemed to apply to the Guarantor’s obligations hereunder in the same way that it applies to Obligor’s obligations under the Agreement;

2.2.3 whether or not Guarantor received direct notice of or consented to any modification, amendment, supplement, renewal or waiver of the Agreement or any of the terms or conditions of the Agreement, including under a Change Order, provided that the Guaranteed Obligations shall not be greater than the obligations of Obligor under the Agreement, as the Agreement may be so modified, amended, supplemented, renewed or waived without Guarantor’s consent;

2.2.4 any failure, omission or delay on the part of Beneficiary or any other Person to confirm or comply with any of the terms or conditions of the Agreement or any other documents executed in connection with the Agreement;

2.2.5 except as to applicable statutes of limitation or other contractual period of limitation, the failure, omission, delay, or refusal by Beneficiary to exercise against Obligor, in whole or in part, any right or remedy held by Beneficiary with respect to the Agreement;

2.2.6 any legal disability of Guarantor, or any release or discharge of Guarantor by a bankruptcy court;

2.2.7 any stay applicable to any enforcement of the Guaranteed Obligations against Obligor;

2.2.8 any rights of subrogation, reimbursement, indemnity or contribution that Guarantor or Beneficiary may have against Obligor;

2.2.9 any lack of knowledge by Guarantor as to the condition (including financial) of Obligor, since Guarantor shall be responsible for obtaining its own knowledge of such condition;

2.2.10 any election of remedies by Beneficiary, even if such election of remedies impairs or destroys Guarantor’s right of subrogation against Obligor;

2.2.11 any merger, consolidation, termination of or change in corporate existence, structure or ownership of Obligor, any JV Member or Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor, and JV Member or its assets;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

2.2.12 any amendment, termination or material breach of, or any dispute, claim, litigation or arbitration arising under, the JV Agreement; or

2.2.13 subject to the defenses available to Guarantor pursuant to Section 2.6.2, any other occurrence or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might otherwise limit recourse against Guarantor all without notice to or further assent by Guarantor, who shall remain bound by this Guaranty, which shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full or otherwise extinguished.

No action which Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, nor any course of dealing with Obligor or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Beneficiary. This Guaranty is in no way conditioned or contingent upon any attempt to collect from or enforce performance or payment by Obligor or upon any other event, contingency or circumstance whatsoever. Beneficiary shall not be obligated to take any action, obtain any judgment or file any claim prior to enforcing this Guarantee. Beneficiary shall not be obligated to file any claim relating to the Obligations in the event that Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Beneficiary to so file shall not affect Guarantor’s obligations hereunder.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for Obligor or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made.

2.3 Waiver of Rights. Subject to the limitations expressly set forth in this Guaranty, Guarantor understands and agrees that the guaranty contained in Section 2.1 shall be a continuing guaranty. Guarantor hereby expressly waives:

2.3.1 notice of acceptance of this Guaranty, of the creation or existence of any of the Guaranteed Obligations, of any of the matters described in Section 2.2 and of any action by Beneficiary in reliance hereon or in connection herewith;

2.3.2 notice of the entry into the Agreement between Obligor and Beneficiary and of any amendments, supplements or modifications thereto; or any waiver of consent under the Agreement, including waivers of the payment and performance of the obligations thereunder;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

2.3.3 notice of any increase, reduction or rearrangement of Obligor’s obligations under the Agreement or any extension of time for the payment of any sums due and payable to Beneficiary under the Agreement;

2.3.4 presentment, demand for payment, notice of acceptance, notice of dishonor or nonpayment, protest and notice of protest or any other notice with respect to the Guaranteed Obligations; and

2.3.5 any requirement that suit be brought against, or any other remedy or action by Beneficiary be taken against, or any notice of default or other notice be given to, or any demand be made on Obligor or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor.

2.4 No Subrogation. Guarantor will not exercise and irrevocably agrees to waive any rights against Obligor which it may acquire by way of subrogation, reimbursement, exoneration, contribution or indemnification in connection with this Guarantee by any payment made hereunder or otherwise, until all Guaranteed Obligations shall have been fully and indefeasibly paid and performed. If (a) Guarantor makes payment to Beneficiary of all or any part of the Guaranteed Obligations and (b) all of the then outstanding Guaranteed Obligations shall have been paid in full, Beneficiary shall, at Guarantor’s request, execute and deliver to Guarantor documents to evidence the transfer by subrogation to Guarantor of any interest in the Guaranteed Obligations resulting from such payment by Guarantor. If any amount shall be paid to Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been performed and paid in full, such amount shall be held by Guarantor in trust for Beneficiary, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Beneficiary in the exact form received by Guarantor (duly endorsed by Guarantor to Beneficiary, if required), to be applied against the Guaranteed Obligations, whether or not matured, in such order as Beneficiary may determine.

2.5 Demand and Payment. Beneficiary may provide written notice to Guarantor pursuant to Section 5.1 at any time if Obligor fails to punctually pay or perform any of the Guaranteed Obligations. There are no other requirements of notice, presentment or demand. Guarantor shall pay, or cause to be paid, such Guaranteed Obligations within five (5) Business Days of receipt of such notice, unless, within such period, the default giving rise to such notice has been remedied. If Beneficiary is prevented from making a demand on Guarantor as a result of any applicable Law, any injunction, order or other action of any court or other Government Authority or any stay, moratorium or other action in any bankruptcy, insolvency or other similar proceeding, Guarantor shall not be excused from paying and performing its obligations under this Guaranty as and when due. All payments by Guarantor hereunder shall be paid without setoff or deduction in U.S. dollars in immediately available funds to such accounts as may be designated by Beneficiary from time to time. Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of Beneficiary’s counsel) in any way relating to the enforcement or protection of the rights of Beneficiary hereunder. Any amount due and payable here under shall, if not paid when due, accrue interest at the Late Payment Rate from the date such payment was due until the date such payment is made in full.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

2.6 Primary Liability of Guarantor; Guarantor’s Defense.

2.6.1 Guarantor agrees that Beneficiary may enforce this Guaranty without the necessity at any time of resorting to or exhausting any other security or collateral, including any other Contractor Guarantee provided by any other Contractor Guarantor, or exercising or exhausting any other remedies against Obligor or any other Contractor Guarantor. This is a guaranty of payment and performance when and as due and not merely of collection.

2.6.2 Notwithstanding anything to the contrary stated herein or in the Agreement or any documents related thereto, Guarantor’s undertakings and obligations hereunder with respect to the Agreement are derivative of and not in excess of Obligor’s obligations under the Agreement and Guarantor may assert as a defense, right of set-off or counterclaim to its obligations hereunder any defense, right of set-off or counterclaim that Obligor may have to such Guaranteed Obligations under the Agreement or otherwise, even if Obligor fails to raise the same, except (i) a defense based on the discharge of the Guaranteed Obligations as to Obligor in a bankruptcy or insolvency proceeding or (ii) other defenses expressly waived hereunder.

2.7 Continuing Guaranty. Guarantor’s obligations under Section 2.1 of this Guaranty shall continue in force and effect until the Guaranteed Obligations have been fully performed or otherwise extinguished under the Agreement, at which time this Guaranty and all of Guarantor’s obligations hereunder shall terminate and expire. Guarantor agrees that any judgment between Obligor and Beneficiary under the Agreement (whether in contested litigation or arbitration or otherwise) shall be conclusive and binding on Guarantor for the purposes of determining Guarantor’s obligations under this Guaranty.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Guarantor. Guarantor represents and warrants as follows:

3.1.1 It is a corporation, duly formed, validly existing and 111 good standing under the laws of the State of Delaware.

3.1.2 It has all requisite power and authority to execute and deliver this Guaranty and to perform all obligations to be performed by it hereunder. The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on its part. This Guaranty has been duly and validly executed and delivered by it and this Guaranty constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

3.1.3 The execution and delivery of this Guaranty by it and the performance of its obligations hereunder by it do not and shall not: (i) violate any applicable Law or require any filing with, consent, approval or authorization of, or notice to, any Government Authority or any other Person, except as otherwise obtained prior to the date hereof, (ii) violate any of its organizational documents or (iii) breach or conflict with any material contract to which it is a party or by which it may be bound, result in the termination of any such material contract, result in the creation of any lien upon any of its assets or constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a lien upon any of its assets.

ARTICLE 4

COVENANTS

4.1 Guarantor Financial Statements. As soon as available, but in any event within sixty (60) Days after the end of the first three fiscal quarters of the Guarantor, Guarantor shall make available to Obligor for delivery to Beneficiary the unaudited and consolidated balance sheet of the Guarantor, as of the end of such quarter, the related consolidated statements of income, cash flows, and retained earnings and stockholders’ equity for such quarter, all of which shall be certified by the chief financial officer or equivalent officer of the Guarantor subject to normal year-end audit adjustments. As soon as available, but in any event no later than one-hundred twenty (120) Days after the end of each fiscal year of the Guarantor, Guarantor shall deliver to Beneficiary a copy of the audited consolidated balance sheets at the end of each such year as well as the related consolidated statements of income, retained earnings, and cash flows for such year.

4.2 Joint Venture. Guarantor shall not, and shall cause the JV Member with whom it is Affiliated not to, in each case without the prior written consent of Beneficiary:

4.2.1 amend or modify the JV Agreement in a manner that would cause the representation of Obligor set forth in section 28.2.9 of the Agreement, if repeated as of such time, to be materially inaccurate or misleading in any respect;

4.2.2 assign, sell, transfer, encumber (other than under the JV Agreement) or convey its ownership interests in Obligor to any Person other than its wholly-owned Affiliate or the other JV Member in accordance with the JV Agreement;

4.2.3 amend or modify the division of responsibilities between the JV Members in the JV Agreement in a manner that would be materially inconsistent with the division of responsibilities set forth in exhibit A to the Agreement;

4.2.4 amend, modify or waive any of its “step-in” rights under the JV Agreement; or

4.2.5 permit Obligor to engage in any business other than the performance of the Agreement and such other activities as are incidental thereto.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

4.3 Maintainance of Existence. Guarantor shall, and shall cause the JV Member with whom it is Affiliated to, cause Obligor to preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of formation and maintain and renew all of the powers, licenses, rights, privileges and franchises necessary for its performance of the Agreement and in the normal conduct of its business. Guarantor shall not, and shall cause JV Member with whom it is Affiliated not to, seek or voluntarily consummate any liquidation, bankruptcy, dissolution or reorganization of Obligor.

4.4 Notice of Disputes. Guarantor shall provide prompt written notice to Beneficiary of any material dispute, claim, litigation, arbitration or other proceeding arising under the JV Agreement.

4.5 No Restriction. Neither Guarantor nor any of its Affiliates shall agree or become subject to any restriction, contractual or otherwise, that would prohibit it or any of its Affiliates from bidding for or entering into a contract or guarantee, as applicable, in respect of the second ten (10) MTPA (nameplate) phase of the Plaquemines LNG export project under development by Beneficiary and its Affiliates, unless Beneficiary’s prior written approval of such restriction is obtained.

ARTICLE 5

MISCELLANEOUS

5.1 Notices. All notices and other communications required or permitted to be given by any provision of this Guaranty shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other parties:

If to Guarantor, at:

If to Beneficiary, at:

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

All notices and other communications given in accordance with the provisions of this Guaranty shall be deemed to have been given and received: (i) when delivered, if delivered by hand or transmitted by facsimile (with acknowledgment received); (ii) five (5) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (I) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

5.2 Assignment. This Guaranty shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign (by contract, stock sale, operation of law or otherwise) either this Guaranty or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however that Beneficiary may assign this Agreement, without the consent of Guarantor (but with written notice to Guarantor) in connection with (i) an assignment of the Agreement by Beneficiary permitted under the Agreement or (ii) a collateral assignment of this Guaranty by Beneficiary to any Lender.

5.3 Rights of Third Parties. Nothing expressed or implied in this Guaranty is intended or shall be construed to confer upon or give any Person, other than Beneficiary, any right or remedies under or by reason of this Guaranty.

5.4 Entire Agreement. This Guaranty constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, or representations between the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof.

5.5 Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.6 Amendments. This Guaranty may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement executed by Guarantor and Beneficiary which makes reference to this Guaranty.

5.7 Severability. If any provision of this Guaranty or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Guaranty, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

5.8 Financing. Guarantor acknowledges that Beneficiary intends to obtain financing, and Guarantor agrees to cooperate with Beneficiary and the Lenders in connection with such financing, including, but not limited to, entering into a Consent and Agreement with the Lenders, in a form substantially similar to Exhibit F-5 to the Agreement.

5.9 Governing Law; Jurisdiction.

5.9.1 This Guaranty and all claims arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by the laws of the State of New York, without regard to the conflicts of law principles that would result in the application of the laws of any other jurisdiction.

5.9.2 Each Party (a) irrevocably submits to the exclusive jurisdiction of any federal court or state court sitting in the Southern District of New York in any dispute, claim or controversy arising under or relating to this Guaranty, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and (d) consents to the service of process by mail in accordance with the notice provisions of this Guaranty.

5.9.3 Each Party waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Guaranty and any document executed in connection herewith.

[signature page follows]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by Guarantor as of the date first above written.

GUARANTOR
KBR, INC.

By:	/s/ Mark Sopp
Name:	Mark Sopp
Title:	Executive Vice President and Chief Financial Officer

BENEFICIARY
VENTURE GLOBAL PLAQUEMINES LNG, LLC

By:	/s/ Jonathan Thayer
Name:	Jonathan Thayer
Title:	Chief Financial Officer

[Contractor Guaranty Signature Page]